EXHIBIT 99
                                  For more information call:
                                    Rick Van Warner
                                    (407) 628-3104
                                     or
                                     Warren R. Nelson
                                     813) 961-0944



                SHELLS SEAFOOD RESTAURANTS, INC.
                 REPORTS FIRST QUARTER EARNINGS
     Florida tourism slump, statewide economy impact sales

TAMPA, FL, May 2, 2003 - Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) today reported net income of $784,000 or $0.07 per share diluted for the first quarter ended March 30, 2003, in comparison to net income of $926,000 or $0.11 per share diluted for the first quarter ended March 31, 2002. There were 11,791,000 diluted common shares outstanding as of March 30, 2003 as compared to 8,452,000 diluted common shares outstanding as of March 31, 2002.

The results for the first quarter of 2002 included a non-recurring charge of $106,000 related to the recognition of imputed interest expense from the warrants issued as part of the financing transaction completed in that fiscal quarter. Exclusive of the non-recurring charge, net income for the first quarter of 2002 was $1,032,000 or $0.12 per share diluted.

Revenues for the first quarter of 2003 decreased 7.9% to $13,012,000 from $14,129,000 in the comparable period in 2002.
Same store sales for the first quarter of 2003 declined 5.7% from the comparable period in 2002. The Company operated 28 restaurants at the end of the first quarter of 2003, one less than the end of the first quarter of 2002.

"Several factors combined to make it a tough quarter," said CEO David Head. "Sales during March, historically our busiest month of the year, were impacted by the general preoccupation with the war. We also were hurt, especially at our beach locations, by the Florida tourism slowdown which we attribute primarily to terrorism fears and the economy."

"We believe this was just a bump in the road," Head added, "and our overall turnaround plan is on track. We are continuing to make investments for Shells' future, our restaurant teams are enthused and we remain relentless in our drive to rejuvenate the concept."

The Company manages and operates 28 full service, neighborhood seafood restaurants in Florida under the name "Shells". Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, lobster, crab, crawfish, and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads and desserts.

In addition to seasonal fluctuations, the Company's quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food and labor costs; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; and the timing, costs and charges relating to restaurant openings and closings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission ("SEC") contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. An investment in the Company involves various risks, including those mentioned above and those which are detailed from time-to-time in the Company's SEC filings.

                 SHELLS SEAFOOD RESTAURANTS, INC.
              CONSOLIDATED STATEMENTS OF OPERATIONS
              (In thousands, except per share data)

                                                       (Unaudited)
                                                 13 Weeks         13 Weeks
		                                  Ended            Ended
                                                  March 30,       March 31,
                                                     2003           2002
                                                 ------------    -----------

Revenues                                          $13,012          $14,129

Costs and expenses
     Cost of sales                                  4,222            4,670
     Labor and other related expenses               3,857            4,095
     Other restaurant operating expenses            2,830            3,034
     General and administrative expenses              840              825
     Depreciation and amortization                    261              326
Income from operations                              1,002            1,179

Interest expense, net                                (122)            (190)
Other income (expense)                                (22)               1
Income before elimination of
    minority partner interest and income taxes        858              990
Elimination of minority partner interest              (74)             (64)
Income before provision for income taxes              784              926
Income tax expense                                      -                -

Net income                                            $784            $926


Basic net income per share                            $0.18           $0.21
Weighted average common shares outstanding            4,469           4,454

Diluted net income per share                          $0.07           $0.11
Diluted weighted average common shares outstanding   11,791           8,452

        SHELLS SEAFOOD RESTAURANTS, INC.
           (Dollars in thousands)
                  (Unaudited)

                                                  13 Weeks      13 Weeks
                                                    Ended         Ended
                                                  March 30,     March 31,
                                                     2003          2002
			                              -------------   ----------
System-wide sales:
     Company-owned restaurants (1)                 $12,969       $14,081
     Licensed restaurants (2)                        2,011         2,389
     Total                                         $14,980       $16,470


                                                   March 30,    March 31,
                                                      2003         2002
                                                  -----------   ----------
Number of restaurants at end of period:
     Company-owned restaurants (1)                      24          25
     Licensed restaurants (2)                            4           4
     Total                                              28          29

Balance sheet data:
     Cash                                            $2,772      $3,331
     Working capital (deficiency)                    (2,264)     (4,540)
     Total assets                                    14,643      17,354
     Stockholders' equity                             2,936       2,401

(1) Includes one joint venture restaurant in which the Company has a 51% equity interest.
(2) One licensed restaurant closed temporarily on March 3, 2003 due to a fire; it has not re-opened as of this date.

<END>